ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of the 1st day of August, 2020 by and among Financial Counselors, Inc. a Delaware corporation (“FCI”) and Channel Investment Partners LLC, a Virginia limited liability company (“Channel”), each of which is currently a registered adviser under the Investment Advisers Act of 1940, as amended, (the “Investment Advisers Act”), and Unified Series Trust (the “Trust”), an Ohio business trust registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

WHEREAS, FCI and the Trust, on behalf of FCI Bond Fund (the “Fund”), are parties to an Operating Expense Limitation Agreement dated as of February 1, 2018 (the “Agreement”); and

WHEREAS, FCI, Channel and the Trust desire that Channel be substituted for FCI under the Agreement in a transaction that results in a change of actual control or management of the adviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act and that therefore is an “assignment” for purposes of Section 15(a)(4) or Section 15(b)(2) of the Investment Company Act or as defined or in Rule 202(a)(1)-1 under the Investment Advisers Act.

NOW, THEREFORE, based on the foregoing, the parties agree as follows:

1.       Assignment. FCI hereby assigns and sets over to Channel all of FCI’s rights, interest and obligations in and under the Agreement.

2.       Assumption. Channel, intending to be legally bound, hereby accepts the foregoing assignment of the Agreement, and from and after the date hereof, assumes and agrees to perform all duties and obligations of FCI under the Agreement accruing from and after the date hereof.

3.       Technical Amendment. The parties agree that all references in the Agreement to FCI shall hereby be changed to Channel and references to FCI Bond Fund shall hereby be changed to Channel Short Duration Income Fund.

IN WITNESS WHEREOF, FCI, Channel and the Trust, on behalf of the Fund, hereby execute this Assignment and Assumption Agreement as of the day and year first above written.

FINANCIAL COUNSELORS, INC.

By:	/s/ Amy L. Schaff
Name:	Amy L. Schaff
Title:	Senior Vice President

CHANNEL INVESTMENT PARTNERS LLC

By:	/s/ M. Matthew Duch
Name:	Matthew Duch
Title:	Managing Partner, CIO and CCO

UNIFIED SERIES TRUST

By:	/s/ David R. Carson
Name:	David R. Carson
Title:	President

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